UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 27, 2021

ImmunityBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

420 Nash Lease Agreement

On September 27, 2021, but effective October 1, 2021, ImmunityBio, Inc. (the “Company”) entered into a Commercial Lease Agreement (the “Lease Agreement”) with 420 Nash, LLC for the 19,125 rentable square foot property located at 420 Nash Street, El Segundo, California 90245 (the “Nash Property”). 420 Nash, LLC is a related party controlled by the Company’s Executive Chairman, Global Chief Scientific and Medical Officer, and principal stockholder, Dr. Patrick Soon-Shiong.

This Nash Property will be used primarily for the warehousing and storage of drug manufacturing supplies, products and equipment and ancillary office. Under the terms of the Lease Agreement, the term of the lease begins on October 1, 2021 and ends on September 30, 2026, with the Company having the option to renew the lease under certain conditions. The monthly base rent under the Lease Agreement will begin at $38,250 and will increase by three percent each year on October 1 beginning in 2022.

The Company is responsible for the payment of real property taxes for the Nash Property during the term of the lease. In lieu of 420 Nash, LLC making certain improvements to the Nash Property, it will grant the Company a one-time improvement allowance in the amount of $15,000 which amount shall be credited against base rent obligations. Additionally, 420 Nash, LLC will grant the Company a one-month base rent abatement covering October 2021.

The above description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement which will be filed as an exhibit to the Company’s Form 10-Q to be filed for the quarter ending September 30, 2021 and is incorporated herein by reference.

Sale of Subsidiary; Lease

On September 27, 2021, the Company entered into a Membership Interest Purchase Agreement with Nant Capital, LLC (“Nant Capital”) (the “Purchase Agreement”) which will also close on September 27, 2021. Nant Capital is a related party controlled by Dr. Patrick Soon-Shiong.

The Purchase Agreement transfers all outstanding membership interests in 557 Doug St, LLC from the Company to Nant Capital. The only asset owned by 557 Doug St, LLC is the improved real property located at 557 South Douglas Street, El Segundo, California, 90245, with a building area of 36,434 square feet (the “Douglas Property”), which the Company will lease back from 557 Doug St, LLC for large scale GMP manufacturing, including for its cell therapy platform.

The purchase price under the Purchase Agreement is $22.0 million, subject to offsets based on the proration of certain taxes and utilities. An independent appraisal of the Douglas Property (the “Appraisal”) assigned the Douglas Property a value of $21.97 million. Under the terms of the Purchase Agreement, Nant Capital will lease the Douglas Property back to the Company over a term of seven years (the “Lease”). The monthly base rent under the Lease will begin at $2.25 per square foot and will increase by three percent each year on October 1 beginning in 2022. For the first two years under the Lease the Company will not be charged rent; the Company will begin paying rent on October 1, 2023 at the then current monthly base rent. The Company will have an option to extend the Lease at the end of the initial seven-year term.

Under the terms of the Lease, the Company will be responsible for operating expenses and real property taxes not to include management fees, costs occasioned by casualty or condemnation, costs due to the presence of hazardous materials, or any other items customarily excluded from operating expenses and real property taxes. The Company will also be responsible for the day to day maintenance of the Douglas Property.

The foregoing descriptions of the Purchase Agreement and the Lease do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement and the Lease which will be filed as exhibits to the Company’s Form 10-Q to be filed for the quarter ending September 30, 2021, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.

Date: September 27, 2021	By:	/s/ David Sachs
David Sachs
Chief Financial Officer